================================================================================
                                                                      EXHIBIT 99
[GRAPHIC OMITTED]         OCWEN FINANCIAL CORPORATION
================================================================================

FOR IMMEDIATE RELEASE           FOR FURTHER INFORMATION, CONTACT:
                                A. RICHARD HURWITZ
                                VP, CORPORATE COMMUNICATIONS
                                T: (561) 682-8575
                                F: (561) 682-8177 OR E-MAIL: rhurwitz@ocwen.com
                                                             ------------------

                      OCWEN FINANCIAL CORPORATION ANNOUNCES
              1999 FIRST QUARTER RESULTS EXCEED ANALYSTS' ESTIMATES

FIRST QUARTER 1999 HIGHLIGHTS
o NET INCOME EXCLUDING NON-CASH GAINS ON SECURITIZATIONS WAS $4.4 MILLION IN THE 1999 FIRST QUARTER, COMPARED TO A LOSS OF $2.8 MILLION IN THE 1998 FIRST QUARTER
o NET INTEREST INCOME, BEFORE PROVISION FOR LOAN LOSSES, INCREASED BY $5.6 MILLION, OR 26% FROM THE FIRST QUARTER OF 1998
o DISCOUNT LOAN ACQUISITIONS INCREASED $14.4 MILLION, OR 16% OVER THE SAME QUARTER IN THE PRIOR YEAR
o NET INCOME FROM DOMESTIC LOAN SERVICING INCREASED $1.9 MILLION, OR 126% OVER THE SAME QUARTER IN THE PRIOR YEAR
o OTX RELEASED AN ENHANCEMENT TO ITS INTERNET-BASED REALTRANSsm E-COMMERCE SOFTWARE SOLUTION (WWW.REALTRANS.COM) FOR MORTGAGE AND REAL ESTATE TRANSACTIONS, FEATURING IMPROVED FUNCTIONALITY AND NAVIGATIONAL CAPABILITY
o OCWEN UK LOAN ORIGINATIONS INCREASED 17% FROM THE 1998 FOURTH QUARTER AND 60% FROM THE 1998 THIRD QUARTER
o OCWEN UK RECORDED NET INCOME OF $0.9 MILLION IN THE 1999 FIRST QUARTER WITHOUT EXECUTING A SECURITIZATION
o THE BOARD OF DIRECTORS AUTHORIZED THE REPURCHASE OF UP TO SIX MILLION SHARES OF COMMON STOCK

WEST PALM BEACH, FL - (May 6, 1999) Ocwen Financial Corporation (NYSE: OCN) today reported net income of $9.5 million, or $0.16 per diluted share for its first quarter ended March 31, 1999, compared to $22.3 million, or $0.36 per diluted share, for the first quarter of 1998. Excluding non-cash gains on securitizations, net income was $4.4 million in the 1999 first quarter, compared to a loss of $2.8 million in 1998, assuming the effective tax rate for each period.

SELECTED OPERATING RESULTS                        Three Months Ended March 31,
----------------------------------------------   -----------------------------
Dollars in thousands, except per share data         1999              1998
----------------------------------------------   ------------     ------------
Revenues .....................................   $     72,311     $     62,549
Provision for loan losses ....................         (3,739)          (2,253)
Expenses .....................................        (55,522)         (37,410)
Equity in losses of unconsolidated entities ..         (1,245)              --
Income tax expense ...........................         (2,368)            (573)
Minority interest ............................             33               33
                                                 ------------     ------------
Net income ...................................   $      9,470     $     22,346
                                                 ============     ============
Earnings per share:
   Basic .....................................   $       0.16     $       0.37
   Diluted ...................................   $       0.16     $       0.36
Weighted average shares outstanding:
     Basic ...................................     60,800,357       60,708,735
     Diluted .................................     60,843,572       61,542,122
Annualized Returns:
     Average assets ..........................           1.19%            2.77%
     Average equity ..........................           8.48%           20.75%
Net interest spread ..........................           4.90%            2.78%
Net interest margin ..........................           4.70%            3.22%

RECENT ANNOUNCEMENTS

OCN PROPOSED A BUSINESS COMBINATION WITH OCWEN ASSET INVESTMENT CORPORATION

On April 16, 1999, Ocwen Financial announced that it has proposed to the Board of Directors of Ocwen Asset Investment Corporation (NYSE: OAC) a possible business combination between itself and OAC. Under the Company's proposal, a newly-formed subsidiary of OCN would merge into OAC in a taxable transaction, and each outstanding share of common stock of OAC (other than those owned by
Ocwen Financial or its subsidiaries) would be converted into 0.57 shares of common stock of Ocwen Financial. The proposal required the payment of OAC's final 1998 dividend, which was deferred by OAC's Board of Directors and is expected to range from $14.6 million, or $0.77 per share to $16.1 million, or $0.85 per share. OCN's proposal is subject to, among other things, the satisfactory negotiation of final terms of an acquisition agreement. Consummation of Ocwen Financial's proposal would be subject to approval by the OAC shareholders. There can be no assurance that the parties will agree to final terms or that any business combination will be concluded.

SIX MILLION SHARE REPURCHASE ANNOUNCED
On April 16, 1999, Ocwen Financial announced that its Board of Directors has authorized the repurchase of up to six million of its issued and outstanding shares of common stock.

NET INCOME BY BUSINESS SEGMENT

                                                        Three Months Ended March 31,
                                                       -----------------------------
(Dollars in thousands)                                   1999                1998
                                                       --------            --------
Discount loans:
   Single family residential loans .................   $  4,098            $ 13,631
   Commercial real estate loans ....................      2,964               4,743
                                                       --------            --------
                                                          7,062              18,374
                                                       --------            --------

Mortgage loan servicing:
   Domestic ........................................      3,352               1,484
   Foreign (UK) ....................................      1,705                  --
                                                       --------            --------
                                                          5,057               1,484
                                                       --------            --------

Investment in low-income housing tax credits .......      1,392               5,376

Commercial real estate lending .....................      2,087                (250)

OTX ................................................     (1,891)               (705)

Subprime single family residential lending:
   Domestic ........................................       (614)                511
   Foreign (UK) ....................................     (1,682)                 --
                                                       --------            --------
                                                         (2,296)                511
                                                       --------            --------

Investment securities ..............................      1,973              (5,139)

Other ..............................................     (3,914)              2,695
                                                       --------            --------
                                                       $  9,470            $ 22,346
                                                       ========            ========

BUSINESS SEGMENT DISCUSSION

DISCOUNT LOANS

Net income in the Discount Loan segment declined from $18.4 million in the first quarter of 1998 to $7.1 million in the first quarter of 1999. Net income for the Discount Loan segment, excluding non-cash securitization gains, was $5.5 million in the 1999 first quarter, compared to $2.9 million in the 1998 first quarter, assuming the effective tax rate for each period.

In the first quarter of 1999, OCN completed one securitization of single family residential loans with an aggregate unpaid principal balance of $137.3 million and recorded a total gain of $13.9 million. Of this amount, $12.0 million was a cash gain, and $1.9 million was non-cash. In the 1998 first quarter, the Company completed one securitization of single family residential loans with an aggregate unpaid principal balance of $227.5 million, which accounted for a total gain of $16.7 million, of which $0.8 million was a cash gain and $15.9 million was a non-cash gain. The higher cash component of the gain in the 1999 securitization reflected lower subordination levels, compared to the 1998 transaction, which in turn reflected the better credit profile of the mortgages collateralizing the transaction. All of these mortgages were reperforming at the time of the securitization, whereas the 1998 transaction consisted entirely of loans acquired from HUD, the majority of which remained in the forbearance period at the time of the securitization.


MORTGAGE LOAN SERVICING

Net income from domestic servicing increased $1.9 million, or 125% over the same quarter in the prior year. Net income from mortgage loan servicing (including foreign (UK) results) in the 1999 first quarter was $5.1 million, compared to $1.5 million in the 1998 first quarter. Total servicing fees increased 88% over the same quarter in the prior year, due to a 71% increase in the average unpaid principal balance of loans serviced for others ($10.44 billion in the 1999 first quarter compared to $6.12 billion in the 1998 first quarter).

INVESTMENT IN LOW-INCOME HOUSING TAX CREDITS

The Low-Income Housing unit recorded net income of $1.4 million in the 1999 first quarter, compared to $5.4 million in the 1998 first quarter. The decrease reflected a $4.7 million gain on sale in the 1998 first quarter.

OTX Recently, OTX introduced its RealTransSM1.1 software, an update to its e-commerce solution for ordering mortgage and real estate products and services via the Internet. The new release has many new navigational features, as well as improved functionality. OTX's website, WWW.REALTRANS.COM is available for demonstration. The significant benefit of the RealTransSM1.1 solution is its ability to provide major cost reductions for all parties by saving valuable time and increasing organizational efficiencies. This Internet-based application links banks, brokers, appraisers, agents, title insurers, attorneys, and other ancillary service providers to form a secure virtual environment to facilitate the closing of mortgage and real estate transactions. It is an evolutionary product, which will expedite and improve the way in which real estate transactions are completed.

OTX recorded a net loss of $1.9 million in the 1999 first quarter, compared to a loss of $0.7 million in the 1998 first quarter. These losses reflected the continued investment in the development of this business.

SUBPRIME SINGLE FAMILY RESIDENTIAL LENDING

In the 1998 fourth quarter, the Company closed its retail branch network, wrote down its assets and goodwill, and centralized its remaining operations in West Palm Beach, and in 1999, the Company closed its wholesale branch network, resulting in a 1999 first quarter pre-tax charge of $1.6 million. The unit lost $0.6 million in the 1999 first quarter, compared to net income of $0.5 million in the 1998 first quarter.

In the 1999 first quarter, the Company securitized loans aggregating $86.9 million and recorded a total gain on sale of $2.7 million and a non-cash gain of $4.4 million. This resulted in a net loss for the domestic subprime unit, excluding non-cash securitization gains, of $4.3 million in the 1999 first quarter, compared to a net loss of $9.1 million in the 1998 first quarter, assuming the effective tax rate for each period on securitization gains.

OCN lost $1.7 million in the 1999 first quarter in the Company's foreign (UK) subprime single family residential lending business as a result of a $0.9 million loss related to the Company's investment in Kensington Mortgage Company and a loss of $0.8 million in Ocwen UK. Subprime originations at Ocwen UK were $140.5 million in the first quarter of this year, preceded by originations in the prior two quarters of $120.2 million and $88.0 million, representing increases of 17% and 60% respectively.

OTHER

The  "Other"  category  primarily   represents   consolidated  tax  effects  not
attributed to individual business units.

ASSET ACQUISITIONS
                                                                     Three Months Ended March 31,
                                                                    ------------------------------        Increase
    (Dollars in thousands)                                             1999               1998           (Decrease)
                                                                    ------------      ------------      -----------
    Discount Loan Acquisitions:
       Single family residential..............................      $     40,876      $     41,352      $      (476)
       Multi-family residential...............................            32,684             2,980           29,704
       Commercial real estate.................................            24,801            41,193          (16,392)
       Other..................................................             6,596             5,025            1,571
                                                                    ------------      ------------      -----------
                                                                    $    104,957      $     90,550      $    14,407
                                                                    ============      ============      ===========
    Subprime Loan Purchases and Originations:
       Domestic...............................................           160,859           504,242         (343,383)
       Foreign (Ocwen UK).....................................           140,042                --          140,042
                                                                    ------------      ------------      -----------
                                                                    $    300,901      $    504,242      $  (203,341)
                                                                    ============      ============      ===========

o The decrease of $343.4 million in domestic subprime loan purchases and originations was primarily due to the closure of the domestic subprime branch offices and the purchase of $292.8 million of loans from the U.S. operations of Cityscape Financial Corp. during the first quarter of 1998.

OCWEN UK

Ocwen UK recorded net income of $0.9 million in the 1999 first quarter without executing a securitization. This amount was comprised of net income of $1.7 million from Ocwen UK's mortgage loan servicing operations and net loss of $0.8 million from its subprime single family residential operations.

THE REMAINDER OF THIS RELEASE CONTAINS SELECTED SUMMARY INFORMATION ON THE COMPANY'S OPERATING RESULTS, AS WELL AS OCN'S INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS. THE RESULTS FOR THE FIRST QUARTER OF 1998 DO NOT INCLUDE THE OPERATIONS OF OCWEN UK, WHICH WAS ACQUIRED IN APRIL 1998.

SELECTED REVIEW OF OPERATING RESULTS

NET INTEREST INCOME

Net interest income before provision for loan losses of $26.7 million for the first quarter of 1999 increased by $5.6 million or 26% from the first quarter of 1998, reflecting a $3.5 million increase in interest income and a $2.1 million decrease in interest expense.

Interest income of $65.5 million for the first quarter of 1999 increased by $3.5 million or 6%, compared to the first quarter of 1998. As presented in the table below, this increase was primarily due to an increase in the average yield earned, offset by a decrease in the average balance of interest-earning assets.


(Dollars in thousands)                Interest Income                  Average Balance                    Average Yield
                                       First Quarter      Increase      First Quarter         Increase    First Quarter   Increase
                                 ----------------------- (Decrease) -----------------------  (Decrease)   -------------  (Decrease)
                                    1999        1998         $         1999        1998          $         1999    1998 Basis Points
                                 ----------- ----------- ---------- ----------- ----------- -----------   -----   ----- ------------
Federal funds sold and
   repurchase agreements ....... $     3,396 $     1,032 $    2,364 $   285,701 $    76,885 $   208,816    4.75%   5.37%    (62)
Securities available for sale ..      17,189       7,945      9,244     491,701     529,180     (37,479)  13.98%   6.01%    797
Loans available for sale .......       8,130       9,503     (1,373)    274,817     339,394     (64,577)  11.83%  11.20%     63
Loan portfolio .................       6,165       6,262        (97)    217,364     281,215     (63,851)  11.35%   8.91%    244
Discount loan portfolio ........      30,003      36,797     (6,794)    970,437   1,379,114    (408,677)  12.37%  10.67%    170
Investment securities and other.         651         485        166      35,957      25,623      10,334    7.24%   7.57%    (33)
                                 ----------- ----------- ---------- ----------- ----------- -----------
                                 $    65,534 $    62,024 $    3,510 $ 2,275,977 $ 2,631,411 $  (355,434)  11.52%   9.43%    209
                                 =========== =========== ========== =========== =========== ===========

o For the first quarter of 1999, securities available for sale were comprised of AAA-rated collateralized mortgage obligations, which had an average balance of $291.2 million and an average yield of 5.91%, and subordinate and residual securities retained in connection with securitization activities, which had an average of $200.5 million and an average yield of 25.71%. In the first quarter of 1998, OCN's securities available for sale included AAA-rated agency interest-only securities ("IOs"), which had an average balance of $197.1 million during that period. The average yield on the IOs was adversely affected by declining interest rates and the resulting increase in prepayment speeds. During the second quarter of 1998, OCN sold its entire portfolio of IOs.

o The 244 basis point increase in the average yield on the loan portfolio was primarily due to $780,000 of additional interest received in connection with the repayment of multi-family construction loans.

o The yield on the discount loan portfolio is likely to fluctuate from period to period as a result of the timing of resolutions, particularly the resolution of large multi-family residential and commercial real estate loans and the mix of the overall portfolio between performing and nonperforming loans.

Interest expense of $38.8 million for the first quarter of 1999 decreased by $2.1 million or 5%, compared to the first quarter of 1998. As presented in the table below, this decrease was primarily the result of a decrease in the average balance of interest-bearing liabilities.

(Dollars in thousands)                Interest Income                  Average Balance                    Average Yield
                                       First Quarter      Increase      First Quarter         Increase    First Quarter   Increase
                                 ----------------------- (Decrease) -----------------------  (Decrease)   -------------  (Decrease)
                                    1999        1998         $         1999        1998          $         1999    1998 Basis Points
                                 ----------- ----------- ---------- ----------- ----------- -----------   -----   ----- ------------
Deposits.......................  $    26,828 $    27,845 $   (1,017)$ 1,799,497 $ 1,825,620 $   (26,123)   5.96%    6.10%    (14)
Securities sold under
   agreements to repurchase....        1,491       1,639       (148)     77,271     114,633     (37,362)   7.72%    5.72%    200
Advances from the
   Federal Home Loan Bank......           --         100       (100)         --       7,481      (7,481)     --%    5.35%   (535)
Obligations outstanding
   under lines of credit.......        3,724       4,520       (796)    242,458     284,210     (41,752)   6.14%    6.36%    (22)
Notes, debentures and other....        6,755       6,752          3     225,000     226,880      (1,880)  12.01%   11.90%     11
                                 ----------- ----------- ---------- ----------- ----------- -----------
                                 $    38,798 $    40,856 $   (2,058)$ 2,344,226 $ 2,458,824 $  (114,598)   6.62%    6.65%     (3)
                                 =========== =========== ========== =========== =========== ===========

NON-INTEREST INCOME

Non-interest income for the first quarter of 1999 amounted to $45.6 million, an increase of $4.2 million or 10% from that of the first quarter of 1998. The net increase, as presented in the table below, was primarily due to an increase in servicing fees and other charges offset by a decrease in gains on interest-earning assets.


                                         Three Months Ended March 31,
                                         ----------------------------   Increase
(Dollars in thousands)                        1999          1998       (Decrease)
                                         ------------   -----------   -----------
Servicing fees and other charges........ $     18,251   $     9,724   $     8,527
Gain on interest-earning assets, net....       20,142        24,754        (4,612)
Gain on real estate owned, net..........          629         1,026          (397)
Other income............................        6,553         5,877           676
                                         ------------   -----------   -----------
                                         $     45,575   $    41,381   $     4,194
                                         ============   ===========   ===========


SERVICING FEES AND OTHER CHARGES

Servicing fees and other charges increased $8.5 million, or 88%, from $9.7 million in the 1998 first quarter to $18.3 million in the 1999 first quarter, reflecting an increase in loan servicing and related fees as a result of an increase in the average balance of loans serviced for others. The unpaid principal balance of loans serviced for others averaged $10.44 billion and $6.12 billion during the first quarters of 1999 and 1998, respectively.

GAIN ON INTEREST-EARNING ASSETS

Gain on interest-earning assets, net, for the first quarter of 1999 of $20.1 million was primarily comprised of $16.6 million of securitization gains, as presented in the table below, and $4.4 million of gains on the sale of commercial subordinate securities available for sale. Gain on interest-earning assets, net, for the first quarter of 1998 of $24.8 million was primarily comprised of $24.6 million of securitization gains, as presented in the table below:


                                                                     Book Value
                  Loans Securitized                                of Securities
-------------------------------------------------                     Retained        Cash
Type of Loans                         Principal      Net Gain     (Non-cash Gain)  Gain (Loss)
----------------------------------- -------------  -------------   -------------  -------------
(Dollars in thousands)
FIRST QUARTER - 1999:
Single family discount (1)......... $     137,266  $      13,899   $       1,907  $      11,992
Single family subprime.............        86,944          2,717           4,432         (1,715)
                                    -------------  -------------   -------------  -------------
                                    $     224,210  $      16,616   $       6,339  $      10,277
                                    =============  =============   =============  =============
FIRST QUARTER - 1998:
Single family discount............. $     227,549  $      16,698   $      15,917  $         781
Single family subprime.............       161,400          7,932           9,862         (1,930)
                                    -------------  -------------   -------------  -------------
                                    $     388,949  $      24,630   $      25,779  $      (1,149)
                                    =============  =============   =============  =============


(1) Includes loans with an unpaid principal balance of $24.9 million from the loan portfolio.

OTHER INCOME

Other income of $6.6 million for the first quarter of 1999 included $3.7 million of brokerage commissions earned in connection with Ocwen UK loan originations and $1.5 million of management fees earned from OAC. Other income of $5.9 million for the first quarter of 1998 was primarily comprised of $4.7 million of gains recognized in connection with the sale of investments in low-income housing tax credit projects and $829,000 of management fees earned from OAC.

EQUITY IN LOSSES OF INVESTMENTS IN UNCONSOLIDATED ENTITIES

During the first quarter 1999, OCN recorded $1.2 million of losses from its equity investments in unconsolidated entities, due primarily to a $0. 9 million loss resulting from its equity investment in Kensington Mortgage Company.

PROVISION FOR LOAN LOSSES

DURING THE RECENTLY-COMPLETED QUARTER, THE COMPANY STRENGTHENED ITS ALLOWANCE FOR LOAN LOSSES. AT MARCH 31, 1999, OCN HAD ALLOWANCES FOR LOSSES OF $23.9 MILLION AND $4.0 MILLION ON ITS DISCOUNT LOAN AND LOAN PORTFOLIOS, RESPECTIVELY, WHICH AMOUNTED TO 2.6% AND 2.2% OF THE RESPECTIVE BALANCES. OCN MAINTAINED RESERVES OF 2.0% AND 2.1% ON ITS DISCOUNT LOAN AND LOAN PORTFOLIOS, RESPECTIVELY, AT DECEMBER 31, 1998. THE NEGATIVE PROVISION FOR LOAN PORTFOLIO LOSSES IN THE FIRST QUARTER OF 1999 REFLECTED A DECLINE IN THE GROSS LOAN PORTFOLIO (PRIMARILY IN COMMERCIAL REAL ESTATE MEZZANINE FINANCING) OF APPROXIMATELY $53.8 MILLION DURING THAT PERIOD.


                                Three Months Ended March 31,
                                -----------------------------        Increase
(Dollars in thousands)              1999              1998          (Decrease)
                                -----------       -----------      -----------
Discount loans................. $     4,689       $     1,923      $     2,766
Loan portfolio.................        (950)              330           (1,280)
                                -----------       -----------      -----------
                                $     3,739       $     2,253      $     1,486
                                ===========       ===========      ===========

EXPENSES

Non-interest expense amounted to $52.1 million for the first quarter of 1999, including increases of $11.0 million related to the acquisition of Ocwen UK in April 1998 and $2.1 million related to OTX, representing an increase of $18.1 million or 53% over the first quarter of 1998, as follows:


                                                       Three Months Ended March 31,
                                                       ----------------------------    Increase
(Dollars in thousands)                                       1999         1998        (Decrease)
                                                         -----------  -----------    -----------
Compensation and employee benefits....................   $    27,211  $    21,481    $     5,730
Occupancy and equipment...............................        10,637        6,417          4,220
Loan expenses.........................................         4,128        2,338          1,790
Net operating loss on investments in real estate and
   certain low-income housing tax credit interests....         1,848        1,246            602
Amortization of goodwill..............................           230          371           (141)
Other operating expenses..............................         8,069        2,158          5,911
                                                         -----------  -----------    -----------
                                                         $    52,123  $    34,011    $    18,112
                                                         ===========  ===========    ===========


o The $5.7 million increase in compensation and employee benefits during the first quarter of 1999 reflected an increase in the average number of employees from 1,147 to 1,620. Compensation and employee benefit expense for the first quarter of 1999 includes $5.1 million related to Ocwen UK.

o The $4.2 million increase in occupancy and equipment expense was primarily due to an increase in technology costs, rent expense, and furniture and fixtures. Occupancy and equipment expense for the first quarter of 1999 included $2.1 million related to Ocwen UK.

o The $1.8 million increase in loan expenses is primarily related to $1.3 million incurred by Ocwen UK, of which $1.0 million represented broker fees.

o The $5.9 million increase in other operating expenses was primarily attributable to increases at Ocwen UK.

INCOME TAXES

Income tax expense amounted to $2.4 million and $573,000 during the first quarter of 1999 and 1998, respectively. OCN's income tax provision for the first quarter of 1999 reflected an expected tax rate of 19.8% for 1999. OCN's expected income tax rate is less than its statutory income tax rate primarily due to tax credits of $4.5 million and $4.7 million for the first quarter of 1999 and 1998, respectively, resulting from its investment in certain low-income housing tax credit interests. Additionally, 1998 tax expense was reduced as a result of the utilization of $8.6 million of net operating tax loss carryforwards.

OTHER

Ocwen Financial Corporation is a $3.13 billion financial institution headquartered in West Palm Beach, Florida. The Company's primary businesses are the acquisition, servicing, and resolution of subperforming and nonperforming residential and commercial mortgage loans. Additional information about Ocwen Financial Corporation is available at WWW.OCWEN.COM.


FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED HEREIN ARE NOT BASED ON HISTORICAL FACTS AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY REFERENCE TO A FUTURE PERIOD(S) OR BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "ANTICIPATE," "BELIEVE," "COMMITMENT," "CONTINUE," "COULD," "ESTIMATE," "EXPECTED,", "MAY" "PRESENT," "WILL," FUTURE OR CONDITIONAL VERB TENSES, SIMILAR TERMS, VARIATIONS ON SUCH TERMS OR NEGATIVES OF SUCH TERMS. ALTHOUGH OCN BELIEVES THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED DUE TO RISKS, UNCERTAINTIES AND CHANGES WITH RESPECT TO A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, INTERNATIONAL, NATIONAL, REGIONAL OR LOCAL ECONOMIC ENVIRONMENTS, GOVERNMENT FISCAL AND MONETARY POLICIES, PREVAILING INTEREST OR CURRENCY EXCHANGE RATES, EFFECTIVENESS OF INTEREST RATE, CURRENCY AND OTHER HEDGING STRATEGIES, LAWS AND REGULATIONS AFFECTING FINANCIAL INSTITUTIONS, REAL ESTATE INVESTMENT TRUSTS AND REAL ESTATE (INCLUDING REGULATORY FEES, CAPITAL REQUIREMENTS AND INCOME AND PROPERTY TAXATION), UNCERTAINTY OF FOREIGN LAWS, COMPETITIVE PRODUCTS, PRICING AND CONDITIONS (INCLUDING FROM COMPETITORS THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN OCN), CREDIT, PREPAYMENT, BASIS, DEFAULT, SUBORDINATION AND ASSET/LIABILITY RISKS, LOAN SERVICING EFFECTIVENESS, ABILITY TO IDENTIFY ACQUISITIONS AND INVESTMENT OPPORTUNITIES MEETING OCN'S INVESTMENT STRATEGY, COURSE OF NEGOTIATIONS AND ABILITY TO REACH AGREEMENT WITH RESPECT TO MATERIAL TERMS OF ANY PARTICULAR TRANSACTION, SATISFACTORY DUE DILIGENCE RESULTS, SATISFACTION OR FULFILLMENT OF AGREED UPON TERMS AND CONDITIONS OF CLOSING OR PERFORMANCE, TIMING OF TRANSACTION CLOSINGS, RECENT EFFORTS TO REFOCUS ON CORE BUSINESSES AND INCREASE LIQUIDITY, DISPOSITIONS, AND WINDING DOWN OF DISCONTINUED BUSINESSES, ACQUISITIONS AND INTEGRATION OF ACQUIRED BUSINESSES, SOFTWARE INTEGRATION, DEVELOPMENT AND LICENSING, AVAILABILITY OF AND COSTS ASSOCIATED WITH OBTAINING ADEQUATE AND TIMELY SOURCES OF LIQUIDITY, DEPENDENCE ON EXISTING SOURCES OF FUNDING, ABILITY TO REPAY OR REFINANCE INDEBTEDNESS (AT MATURITY OR UPON ACCELERATION), TO MEET COLLATERAL CALLS BY LENDERS (UPON RE-VALUATION OF THE UNDERLYING ASSETS OR OTHERWISE), TO GENERATE REVENUES SUFFICIENT TO MEET DEBT SERVICE PAYMENTS AND OTHER OPERATING EXPENSES AND TO SECURITIZE WHOLE LOANS, AVAILABILITY OF DISCOUNT LOANS FOR PURCHASE, SIZE OF, NATURE OF AND YIELDS AVAILABLE WITH RESPECT TO THE SECONDARY MARKET FOR MORTGAGE LOANS, FINANCIAL, SECURITIES AND SECURITIZATION MARKETS IN GENERAL, ALLOWANCES FOR LOAN LOSSES, GEOGRAPHIC CONCENTRATIONS OF ASSETS (TEMPORARY OR OTHERWISE), TIMELY LEASING OF UNOCCUPIED SQUARE FOOTAGE (GENERALLY AND UPON LEASE EXPIRATION), CHANGES IN REAL ESTATE CONDITIONS (INCLUDING LIQUIDITY, VALUATION, REVENUES, RENTAL RATES, OCCUPANCY LEVELS AND COMPETING PROPERTIES), ADEQUACY OF INSURANCE COVERAGE IN THE EVENT OF LOSS, KNOWN OR UNKNOWN ENVIRONMENTAL CONDITIONS, YEAR 2000 COMPLIANCE, OTHER FACTORS GENERALLY UNDERSTOOD TO AFFECT THE REAL ESTATE ACQUISITION, MORTGAGE AND LEASING MARKETS, SECURITIES INVESTMENTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN OCN'S REPORTS AND FILINGS WITH THE SEC, INCLUDING ITS REGISTRATION STATEMENTS ON FORMS S-1 AND S-3 AND PERIODIC REPORTS ON FORMS 10-Q, 8-K AND 10-K. PLEASE REFER TO EXHIBIT 99.1 INCLUDED WITH THE FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AND FILED WITH THE SEC, FOR A DESCRIPTION OF MATERIAL RISKS FACED BY THE COMPANY AND ITS SECURITIES HOLDERS.

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

                                                               Three Months Ended March 31,
                                                               ----------------------------
                                                                  1999             1998
------------------------------------------------------------   ------------    ------------
Interest income:
  Federal funds sold and repurchase agreements .............   $      3,396    $      1,032
  Securities available for sale ............................         17,189           7,945
  Loans available for sale .................................          8,130           9,503
  Loans ....................................................          6,165           6,262
  Discount loans ...........................................         30,003          36,797
  Investment securities and other ..........................            651             485
                                                               ------------    ------------
                                                                     65,534          62,024
                                                               ------------    ------------
Interest expense:
  Deposits .................................................         26,828          27,845
  Securities sold under agreements to repurchase ...........          1,491           1,639
  Advances from the Federal Home Loan Bank .................             --             100
  Obligations outstanding under lines of credit ............          3,724           4,520
  Notes, debentures and other interest bearing obligations .          6,755           6,752
                                                               ------------    ------------
                                                                     38,798          40,856
                                                               ------------    ------------
  Net interest income before provision for loan losses .....         26,736          21,168
Provision for loan losses ..................................          3,739           2,253
                                                               ------------    ------------
  Net interest income after provision for loan losses ......         22,997          18,915
                                                               ------------    ------------

Non-interest income:
  Servicing fees and other charges .........................         18,251           9,724
  Gain on interest-earning assets, net .....................         20,142          24,754
  Gain on real estate owned, net ...........................            629           1,026
  Other income .............................................          6,553           5,877
                                                               ------------    ------------
                                                                     45,575          41,381
                                                               ------------    ------------
Non-interest expense:
  Compensation and employee benefits .......................         27,211          21,481
  Occupancy and equipment ..................................         10,637           6,417
  Loan expenses ............................................          4,128           2,338
  Net operating loss on investments in real estate and
                                                          --          1,848           1,246
    certain low-income housing tax credit interests
  Amortization of excess of purchase price over net assets .            230             371
acquired
  Other operating expenses .................................          8,069           2,158
                                                               ------------    ------------
                                                                     52,123          34,011
                                                               ------------    ------------
Distributions on Company-obligated, mandatory redeemable
  securities of subsidiary trust holding solely junior .....          3,399           3,399
  subordinated debentures
Equity in losses of investments in unconsolidated entities .         (1,245)             --
                                                               ------------    ------------
  Income before income taxes ...............................         11,805          22,886
Income tax expense .........................................         (2,368)           (573)
Minority interest in net loss of consolidated subsidiary ...             33              33
                                                               ------------    ------------
  Net income ...............................................   $      9,470    $     22,346
                                                               ============    ============

Income per share:
  Basic ....................................................   $       0.16    $       0.37
                                                               ============    ============

  Diluted ..................................................   $       0.16    $       0.36
                                                               ============    ============
Weighted average common shares outstanding:
  Basic ....................................................     60,800,357      60,708,735
                                                               ============    ============
  Diluted ..................................................     60,843,572      61,542,122
                                                               ============    ============

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)                                        March 31,     December 31,
                                                                                       1999           1998
                                                                                    -----------    -----------
Assets
Cash and amounts due from depository institutions ...............................   $    80,399    $   120,805
Interest earning deposits .......................................................        18,798         49,374
Federal funds sold ..............................................................       200,500        275,000
Securities available for sale, at fair value ....................................       566,739        593,347
Loans available for sale, at lower of cost or market ............................       374,094        177,847
Loan portfolio, net .............................................................       177,511        230,312
Discount loan portfolio, net ....................................................       893,180      1,026,511
Investments in low-income housing tax credit interests ..........................       155,273        144,164
Investment in unconsolidated entities ...........................................        84,279         86,893
Real estate owned, net ..........................................................       208,831        201,551
Investment in real estate .......................................................        40,282         36,860
Investment in capital stock of Federal Home Loan Bank, at cost ..................        10,825         10,825
Premises and equipment, net .....................................................        37,569         33,823
Income taxes receivable .........................................................        31,189         34,333
Deferred tax asset ..............................................................        67,987         66,975
Excess of purchase price over net assets acquired ...............................        12,476         12,706
Principal, interest and dividends receivable ....................................        14,066         18,993
Escrow advances on loans ........................................................        99,883         88,277
Other assets ....................................................................        56,813         99,483
                                                                                    -----------    -----------
                                                                                    $ 3,130,694    $ 3,308,079
                                                                                    ===========    ===========
Liabilities and Stockholders' Equity

Liabilities:
   Deposits .....................................................................   $ 1,841,427    $ 2,175,016
   Securities sold under agreements to repurchase ...............................        78,474         72,051
   Obligations outstanding under lines of credit ................................       324,760        179,285
   Notes, debentures and other interest bearing obligations .....................       223,000        225,000
   Accrued interest payable .....................................................        40,495         33,706
   Accrued expenses, payables and other liabilities .............................        48,709         61,053
                                                                                    -----------    -----------
     Total liabilities ..........................................................     2,556,865      2,746,111
                                                                                    -----------    -----------

Company-obligated, mandatory redeemable securities of subsidiary trust holding
      solely junior subordinated debentures of the Company ......................       125,000        125,000

Minority interest ...............................................................           585            592

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $.01 par value; 20,000,000 shares authorized; 0 shares issued            --             --
     and outstanding
   Common stock, $.01 par value; 200,000,000 shares authorized; 60,800,357
     shares issued and outstanding at March 31, 1999, and December 31, 1998 .....           608            608
   Additional paid-in capital ...................................................       166,248        166,234
   Retained earnings ............................................................       266,640        257,170
   Accumulated other comprehensive income, net of taxes:
      Net unrealized gain on securities available for sale ......................        16,266         14,057
      Net unrealized foreign currency translation loss ..........................        (1,518)        (1,693)
                                                                                    -----------    -----------
     Total stockholders' equity .................................................       448,244        436,376
                                                                                    -----------    -----------
                                                                                    $ 3,130,694    $ 3,308,079
                                                                                    ===========    ===========

OCWEN FINANICAL CORPORATION
AVERAGE BALANCE/RATE ANALYSIS
                                                                  Three Months Ended March 31,
                                             ------------------------------------------------------------------------
                                                           1999                                 1998
                                             --------------------------------   -------------------------------------
    (Dollars in thousands)                    Average              Annualized    Average                   Annualized
                                              Balance     Interest Yield/Rate    Balance       Interest    Yield/Rate
                                             ----------  --------- ----------   ----------    ---------   -----------
    AVERAGE ASSETS:
    Federal funds sold and repurchase
      agreements.........................    $  285,701  $   3,396     4.75%    $   76,885    $   1,032       5.37%
    Securities available for sale........       491,701     17,189    13.98        529,180        7,945       6.01
    Loans available for sale.............       274,817      8,130    11.83        339,394        9,503      11.20
    Loan portfolio.......................       217,364      6,165    11.35        281,215        6,262       8.91
    Discount loan portfolio..............       970,437     30,003    12.37      1,379,114       36,797      10.67
    Investment securities and other......        35,957        651     7.24         25,623          485       7.57
                                             ----------  ---------              ----------    ---------
    Total interest-earning assets........     2,275,977     65,534    11.52      2,631,411       62,024       9.43
                                                         ---------                            ---------
    Non-interest earning cash............       114,821                             19,755
    Allowance for loan losses............       (24,903)                           (25,910)
    Investments in low-income housing
      tax credit interests...............       147,201                            131,699
      Investment in unconsolidated
      entities...........................        86,286                             22,067
    Real estate owned, net...............       213,783                            171,952
    Investment in real estate............        40,268                             77,565
    Other assets.........................       322,094                            196,487
                                             ----------                         ----------
    Total assets.........................    $3,175,527                         $3,225,026
                                             ==========                         ==========

    AVERAGE LIABILITIES AND
      STOCKHOLDERS' EQUITY:
    Interest-bearing demand deposits.....    $   64,209        640     3.99%    $   32,912          356       4.33%
    Savings deposits.....................         1,566          9     2.30          1,735           10       2.31
    Certificates of deposit..............     1,733,722     26,179     6.04      1,790,973       27,479       6.14
                                             ----------  ---------              ----------    ---------
    Total interest-bearing deposits......     1,799,497     26,828     5.96      1,825,620       27,845       6.10
    Securities sold under agreements to
      repurchase.........................        77,271      1,491     7.72        114,633        1,639       5.72
    Federal Home Loan Bank advances......            --         --       --          7,481          100       5.35
    Obligations outstanding under lines
      of credit..........................       242,458      3,724     6.14        284,210        4,520       6.36
    Notes, debentures and other..........       225,000      6,755    12.01        226,880        6,752      11.90
                                             ----------  ---------              ----------    ---------
    Total interest-bearing liabilities...     2,344,226     38,798     6.62      2,458,824       40,856       6.65
                                                         ---------                            ---------
    Non-interest bearing deposits........        31,960                             23,532
    Escrow deposits......................       195,125                            111,094
    Other liabilities....................        32,697                             75,895
                                             ----------                         ----------
    Total liabilities....................     2,604,008                          2,669,345
    Capital Trust Securities.............       125,000                            125,000
    Stockholders' equity.................       446,519                            430,681
                                             ----------                         ----------
    Total liabilities and stockholders'
      equity.............................    $3,175,527                         $3,225,026
                                             ==========                         ==========
    Net interest income before provision
      for loan losses....................                $  26,736                            $  21,168
                                                         =========                            =========
        Net interest rate spread...........                             4.90%                                   2.78%
      Net interest margin..................                             4.70%                                   3.22%
    Ratio of interest-earning assets to
      interest-bearing liabilities.......            97%                               107%

                                                 15